Exhibit 10.3

Execution Version

BOARD RIGHTS AGREEMENT

This BOARD RIGHTS AGREEMENT (this “Agreement”), dated as of June 16, 2023, is entered into by and among (i) Team, Inc., a Delaware corporation (the “Company”), (ii) Corre Partners Management, LLC (“Corre” and, together with its Affiliates, including the Corre Holders (as defined below), the “Investors”), (iii) Corre Opportunities Qualified Master Fund, LP (the “Opportunities Qualified Master Fund”), (iv) Corre Horizon Fund, LP (the “Horizon Fund”) and (v) Corre Horizon Fund II, LP (together with the Opportunities Qualified Master Fund and the Horizon Fund, the “Corre Holders”).

RECITALS

WHEREAS, on November 9, 2021, the Company entered into that (i) certain commitment letter, dated as of November 9, 2021 (the “Commitment Letter”) with Corre and Atlantic Park Strategic Capital Fund, L.P. and (ii) certain credit agreement, dated as of November 9, 2021 (as amended, the “Subordinated Term Loan Credit Agreement”) with Corre Credit Fund, LLC, as agent, and the lenders party thereto, providing Corre with the rights to nominate two directors to be appointed to the Company’s Board of Directors (the “Board”) and one individual representative to attend and participate in all meetings of the Board as a non-voting observer;

WHEREAS, on November 17, 2021, Edward J. Stenger and J. Michael Anderson were appointed to the Board effective November 22, 2021 as Class II and Class III directors of the Company, respectively, pursuant to the terms of the Commitment Letter and the Subordinated Term Loan Credit Agreement;

WHEREAS, on December 8, 2021, the Company issued to the Corre Holders warrants to purchase in the aggregate up to 5,000,000 shares of the Company’s common stock, $0.30 par value per share (“Common Stock”), upon the terms and conditions set forth in those certain common stock purchase warrants (collectively, the “Corre Warrants”);

WHEREAS, on February 10, 2022, the Company and the Corre Holders entered into that certain Common Stock Subscription Agreement, dated as of February 10, 2022 (the “Subscription Agreement”), pursuant to which the Company (i) issued and sold 11,904,761 shares of Common Stock to the Corre Holders and (ii) provided the Corre Holders with the right to nominate one additional director to the Board beyond those contemplated by the Subordinated Term Loan Credit Agreement;

WHEREAS, on February 11, 2022, the Company entered into a second amended and restated registration rights agreement (the “A&R Registration Rights Agreement”) with the Corre Holders and APSC Holdco II, L.P. to provide certain registration rights with respect to the Corre Warrants and the warrants of APSC Holdco II, L.P.;

WHEREAS, on February 16, 2022, Michael J. Caliel was appointed as a Class II director of the Company pursuant to the terms of the Subscription Agreement;

WHEREAS, on June 16, 2023, the Company entered into an amendment and restatement of the Subordinated Term Loan Credit Agreement (as amended and restated, the “A&R Credit Agreement”) to, among other things, (i) make available the “Incremental Term Loan Facility” described therein, (ii) secure the Term Loans under the Subordinated Term Loan Credit Agreement and (iii) modify certain other terms of the Subordinated Term Loan Credit Agreement;

WHEREAS, on June 16, 2023, the Company entered into an amendment to that certain Credit Agreement, dated as of February 11, 2022 (as amended, the “Eclipse Credit Agreement”), by and among the Company, as borrower, each of the other borrowers party thereto, each of the lenders party thereto, and Eclipse Business Capital LLC, as administrative agent and collateral agent; and

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the A&R Credit Agreement and the Eclipse Credit Agreement, the Company, Corre and the Corre Holders wish to set forth certain understandings among such parties with respect to certain board designation and board observer rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person; provided, that for purposes of this Agreement, no Investor shall be considered an Affiliate of the Company or of any Affiliate of the Company.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“A&R Credit Agreement” has the meaning set forth in the Recitals.

“A&R Registration Rights Agreement” has the meaning set forth in the Recitals.

A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” any shares of Common Stock that such Person or any of such Person’s affiliates (as defined in Rule 12b-2 under the Exchange Act) or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to “beneficially own” (as determined in accordance with Rule 13d-3 of the Exchange Act, but without giving effect to the words “within 60 days” in Rule 13d-3(d)(1)(i) and any exercise or conversion limitation or “blocker” contained within the terms of any security exercisable or exchangeable for, or convertible into, Common Stock), together with any Common Stock so beneficially owned by any other persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Board Confidentiality Policy” means the confidentiality policy applicable to the Board (as amended, amended and restated, modified and/or supplemented from time to time).

“Board Observer” has the meaning set forth in Section 2.1(a) of this Agreement.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Chairman” has the meaning set forth in Section 2.2(a) of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment Letter” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Competitor” means any Person that directly engages in business activities that compete with those material business activities engaged in by the Company; provided that no private equity or similar investment fund (including the Investors) shall be deemed to engage in business activities that compete with those engaged in by the Company solely by virtue of any such fund’s ownership or Control of portfolio companies or individual investments as long as no information regarding the Company obtained by such Person in such Person’s role as a Board Observer or any Investor Director is shared with such portfolio company or investment or any individual serving as a director, officer or any similar role with any such portfolio company or other investment.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Corporate Governance and Nominating Committee” means the Corporate Governance and Nominating Committee of the Board.

“Corre” has the meaning set forth in the preamble to this Agreement.

“Corre Holders” have the meaning set forth in the preamble to this Agreement.

“Corre NDA” means that certain Confidentiality Agreement dated February 23, 2023 between the Company and Corre, as may be amended or replaced from time to time, provided, that the Corre NDA shall be deemed amended by this Agreement to terminate one year after the earlier of the end of the Observation Period and the delivery by Corre to the Company of an irrevocable waiver of the Investors’ right under Section 2.1(a) to appoint a Board Observer.

“Corre Warrants” have the meaning set forth in the Recitals.

“Eclipse Credit Agreement” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” has the meaning assigned to it in the Corre Warrants.

“Excluded Materials” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“First Equity Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Horizon Fund” has the meaning set forth in the preamble to this Agreement.

“Investor Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Investor Representative” means Corre.

“Investors” have the meaning set forth in the preamble to this Agreement.

“Lender Director” has the meaning set forth in Section 2.2(a) of this Agreement.

“Lender Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation) necessary to cause such result, including, to the extent applicable, (i) including each Investor Director in the Board’s slate of nominees to the stockholders for each election of the class of directors in which each Investor Director is placed, (ii) including each Investor Director in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of the class of directors in which each Investor Director is placed, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of the class of directors in which each Investor Director is placed (and recommending the shareholders of the Company vote in favor of such Investor Director’s election at all times), (iii) not nominating any candidate for the slate of nominees for each election of the class of directors in which each Investor Director is placed in opposition to the election of each Investor Director, (iv) seeking the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company if necessary, (v) executing necessary agreements and instruments, and (vi) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Observation Period” has the meaning set forth Section 2.1(a) of this Agreement.

“Opportunities Qualified Master Fund” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Proceeding” means any suit, action or proceeding based upon or arising out of this Agreement.

“Proportional” means the ratio of three divided by seven, which shall be applied to any whole number such that any resulting fractional interest shall be rounded up to the next whole number.

“Second Equity Threshold Amount” has the meaning set forth in Section 2.2(a) of this Agreement.

“Selected Courts” have the meaning set forth in Section 4.2 of this Agreement.

“Subordinated Term Loan Credit Agreement” has the meaning set forth in the Recitals.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Qualification Requirements” have the meaning set forth in Section 2.2(b) of this Agreement.

Section 1.2 Rules of Construction. Unless the context otherwise requires:

(a) References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(b) References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified;

(c) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(d) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; and

(e) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

GOVERNANCE MATTERS

Section 2.1 Board Observation Rights.

(a) For the period (the “Observation Period”) beginning on the date hereof and continuing for so long as the Investors have the right to appoint at least one (1) director to the Board pursuant to Section 2.2 of this Agreement, the Investor Representative, acting on behalf of the Investors, shall have the right to appoint, by written notice to the Company, one individual representative (the “Board Observer”) to attend (but not record) and participate in all meetings of the Board in a non-voting observer capacity and, except as set forth herein, receive all deliverables provided to the Board. Notwithstanding anything herein to the contrary, an individual may not be a Board Observer if such individual is an employee or director of a Company Competitor.

(b) During the Observation Period, the Company shall give the Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise (other than Excluded Materials (as defined below), which the Company provides to the Board (whether in connection with meetings of the Board or otherwise, and at the same time as such materials) are provided to the Board); provided that

(i) no materials shall be provided to the Board Observer and no Board Observer shall attend any part of any Board meeting unless Corre Partners Management LLC executes an acknowledgment that (i) the Board Observer is a “Representative” of Corre Partners Management LLC under the Corre NDA, (ii) Corre Partners Management LLC has informed the Board Observer of the confidential nature of the “Confidential Information” thereunder and has directed the Board Observer to treat confidentially any “Confidential Information” thereunder (including any information that the Board Observer receives in its capacity as Board Observer that qualifies as “Confidential Information” thereunder) in accordance with the terms of the Corre NDA and (iii) Corre Partners Management LLC shall be responsible for any breach of the Corre NDA by the Board Observer, subject to the limitations provided in the Corre NDA;

(ii) subject in all cases to Section 2.1(c) below, a Board Observer may be excluded from access to the applicable portion of any material (the “Excluded Materials”) if the Board determines in good faith that (A) such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company or its subsidiaries and counsel, or any privilege under any common interest or joint defense doctrine, based on the advice of independent outside legal counsel that the Board Observer’s receipt of such applicable portion of the materials (and, for the avoidance of doubt, only with respect to such applicable portion) would constitute a waiver of the attorney-client privilege (if available) or that such applicable portion of the materials represent work product of the advisors’ retention by counsel in connection with specific pending or planned third-party litigation or a specific investigation of corporate conduct, (B) such exclusion is reasonably necessary for the Company to comply with applicable law, rule or regulation, based on the advice of independent outside legal counsel, (C) such materials relate to the Company’s negotiating strategy and positions with respect to any actual, pending or proposed transactions in which any of the Investors, the Investor Representative or their Affiliates have a direct or indirect interest (other than a direct or indirect interest arising solely in such Person’s capacity as an equity or debt holder of the Company and/or any of its subsidiaries) or in which the Investors, the Investor

Representative or their Affiliates are bidding (individually or as part of a bidding group) on a competitive basis (a “Corre Competitive Bid”) or (D) such exclusion is necessary to avoid disclosure that is restricted by any bona fide material third-party agreement to which the Company or its Affiliates is a party or otherwise bound; provided, however, that the Company has used commercially reasonable efforts to afford the Investors an opportunity to obtain such information through a joinder to such third-party agreement;

(iii) in the event that the Board determines to designate any portion of any materials as Excluded Materials, the Board shall cause the Board Observer to receive a copy of such materials, with the portion constituting Excluded Materials redacted, at the same time unredacted materials are furnished to the Board, and the Board shall cause the Company to maintain and furnish to the Board Observer from time to time upon request a log of Excluded Materials in a form customarily used to designate withheld privileged discovery materials;

(iv) nothing herein shall prevent the Board from taking action by written consent; provided, however, that the Company shall provide notice to the Board Observer of any action taken by written consent of the Board at the same time as the form of such written consent is given to members of the Board. For the avoidance of doubt, the Board Observer shall not constitute a member of the Board, shall not be taken into account or required for purposes of establishing a quorum, and shall not be entitled to vote on, or consent to, any matters presented to the Board; and

(v) notwithstanding anything to the contrary in this Agreement, Excluded Materials shall not include any materials describing or summarizing a bid, proposal, expression of interest or similar communication by any person to acquire the Company or any part of its (or its subsidiary’s) assets outside the ordinary course of business (“Bid Communications”), and nothing in this Agreement, other than where the Investors, the Investor Representative or their Affiliates have, or have formally expressed an intent to submit, a Competitive Bid in relation to a specific transaction covered by a Bid Communication (in which case that Bid Communication may be withheld or redacted), shall restrict or limit the Investors’ access to the Bid Communications; for avoidance of doubt, (i) the Company will use its best efforts to ensure that any Bid Communications that are submitted to the Company are free to be disclosed to the Board Observer and the Investors and, if received by the Company, are disclosed to the Board Observer subject to and as contemplated by this Agreement and (ii) in all cases, the mere fact that a bid has been submitted pursuant to a Bid Communication shall be promptly disclosed to the Board Observer (within 24 hours of receipt of such bid).

(c) Notwithstanding anything to the contrary in Section 2.1(b)(ii) above, (i) the Board shall be entitled to (x) organize any separate session (“Separate Sessions”) to discuss information that would satisfy the grounds for exclusion under Items (A), (B) or (C) of Section 2.1(b)(ii) ahead of time and shall use reasonable best efforts to give the Board Observer advance written notice of at least 48 hours of the Board’s intention to hold any Separate Session, the specific subject matter of the relevant agenda item(s) and the specific rationale for excluding the Board Observer (it being understood and agreed that, only in exigent circumstances, the Board may organize such Separate Session on less than 48 hours’ advance written notice to the Board Observer, but in any such event, the Board Observer shall receive written notice of such Separate Session at the same time as such notice is given to the Board, together with the specific subject matter of the relevant agenda item(s) and the rationale for excluding the Board Observer), or (y) require that the Board Observer be excused from a portion of any ongoing meeting then in process to enable the Board without the Board Observer (an “Executive Session”) to discuss information that would satisfy the grounds for exclusion under Items (A), (B) or (C) of Section 2.1(b)(ii), provided that the Board shall, prior to taking any material action or approving entry into (or taking any other material action with respect to) any transaction as a result of such Executive Session, (I) provide a report to the Board Observer of any determinations made in such Executive Session and (II) discuss such determinations in good faith with the Board Observer, (ii) the Company agrees that any such Separate Sessions or Executive Sessions will be carefully organized not to directly or indirectly interfere with the Board Observer’s broader rights to take part in Board meetings and executive sessions, (iii) the Company agrees that communications between the Board and financial or other non-legal advisors will not be held in a Board-only session without the Board Observer or otherwise withheld from the Board Observer on grounds of privilege unless and to the extent that independent outside legal counsel advises the Board that the Board Observer’s participation in such session or receipt of such communications would constitute a waiver of the attorney-client privilege (if available) or such communications represent work product of the advisors’ retention by counsel in connection with specific pending or planned third-party litigation or a specific investigation of corporate conduct and (iv) the Company agrees that communications regarding corporate or business strategy, leadership additions or changes, or possible or proposed material transactions, including dispositions of the Company, its assets or businesses, shall not be held in a Board-only session without the Board Observer or otherwise withheld from the Board Observer, except only to the extent that clauses (A) through (D) of Section 2.1(b)(ii), as limited by Section 2.1(b)(v), applies to any portions of such communications. The Company and the Corre Holders agree that they will, from time to time (but in any event at least annually), jointly review the provisions of Section 2.1(b) and Section 2.1(c) and discuss in good faith possible modifications to such sections. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will affect the Investors’ information or other rights under the Debt Facilities (as defined below).

(d) It is acknowledged that, as of the date hereof, John Barrett serves as the Investor Representative’s Board Observer, and his appointment as an observer of the Board pursuant to the Commitment Letter and the Subordinated Term Loan Credit Agreement shall constitute his appointment as a Board Observer hereunder (and, for the avoidance of doubt, the Corre NDA shall satisfy any requirement to execute a confidentiality agreement provided in clause (i) of the first proviso in Section 2.1(b)). The Investor Representative, acting on behalf of the Investors, may remove or change the individual serving as the Board Observer for any reason, with or without cause. If for any reason, the individual serving as the Board Observer is removed or otherwise ceases to serve as the Board Observer, the Investor Representative, acting on behalf of the Investors, may, by written notice to the Company and in accordance with Section 2.1(a), appoint a replacement Board Observer during any Observation Period.

(e) The Board Observer may at any time elect, solely in his or her discretion and upon written notice to the Company, to cease attending meetings of the Board and receiving any deliverables provided to the Board. Such election may be revoked by the Board Observer (and the Board Observer shall have the right to attend meetings of the Board and receive deliverables provided to the Board, including any deliverables (other than Excluded Materials) provided to the Board during the period of time in which the Board Observer elected to cease attending meetings and receiving deliverables provided to the Board, in accordance with the terms of the Agreement, as if such election were not made) at any time upon written notice to the Company.

Section 2.2 Board Nomination Rights.

(a) For so long as the Investors collectively Beneficially Own at least 5% of the outstanding Common Stock (including, for the avoidance of doubt, the Corre Warrants and excluding any outstanding Common Stock issued as a result of an Excluded Issuance) (the “First Equity Threshold Amount”), the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, to cause one member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder, subject to the Qualification Requirements (as defined below). For so long as the Investors collectively Beneficially Own at least 15% of the outstanding Common Stock (including, for the avoidance of doubt, the Corre Warrants and excluding any outstanding Common Stock issued as a result of an Excluded Issuance) (the “Second Equity Threshold Amount”), the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, to cause one additional member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder (each such director appointed in accordance with this sentence and the preceding sentence, an “Investor Equity Director”), subject to the Qualification Requirements. For so long as the First Equity Threshold Amount is satisfied, the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, to cause the chairman of the Board (the “Chairman”) to be the member of the Board that is designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder. For so long as any Investors (or any of their Affiliates) hold any indebtedness or have any undrawn commitment to fund indebtedness under or with respect to the A&R Credit Agreement, the Delayed Draw Term Loans (as defined in the Eclipse Credit Agreement) (the Delayed Draw Term Loans, together with the A&R Credit Agreement, the “Debt Facilities”) or, in each case, any refinancing, extension, rollover or modification of the Debt Facilities held by any Investor or any of their respective Affiliates as of the date hereof (such indebtedness or commitments collectively, the “Lender Threshold Amount”), the Company shall, upon written request by the Investor Representative, take all Necessary Action, subject to the following provisos, to cause one additional member of the Board to consist of the nominee designated in writing by the Investor Representative, acting on behalf of the Investors, hereunder (the “Lender Director” and, together with the Investor Equity Directors, the “Investor Directors”), subject to the Qualification Requirements. If the Board increases the size of the Board to eight or more members on or after the date of this Agreement, the Investors shall retain their Proportional rights to nominate Investor Directors (for the avoidance of doubt, and by way of example only and without limitation, the Investors shall be entitled to four Investor Directors if the Board has eight or nine members, five Investor Directors if the Board has ten or eleven members), subject to the First Equity Threshold Amount, the Second Equity Threshold Amount and the Lender Threshold

Amount, as applicable; provided that (i) any additional Investor Director shall either be a Lender Director or an Investor Equity Director, as determined by the Investor Representative in its sole discretion and (ii) in the event that any such additional Investor Director is an Investor Equity Director, the parties hereto shall determine in good faith appropriate modifications to the threshold amounts for Investor Equity Directors.

(b) Notwithstanding anything to the contrary in this Section 2.2, the Corporate Governance and Nominating Committee may choose not to nominate or appoint each Investor Director, as the case may be, if the election or appointment of such candidate to the Board would result in the Company failing to comply with any rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading or any other applicable law, rule or regulation, and if the Corporate Governance and Nominating Committee so chooses not to nominate or appoint such Investor Director, then in the case of an election of a candidate to the Board, the Investor Representative may designate in writing a replacement director nominee until each Investor Director that is a suitable candidate, as determined by the Corporate Governance and Nominating Committee, is nominated. The Corporate Governance and Nominating Committee shall take all Necessary Action to ensure that the Investor Representative is able to designate each Investor Director pursuant to this Section 2.2, subject to the Qualification Requirements. A nominee shall not be eligible to serve as an Investor Director if such nominee (A) does not satisfy the skill and experience qualifications for service as a director of the Company applicable to all directors of the Company (it being understood that any determination that a nominee Investor Director does not satisfy such qualifications must be made by a majority of the full Board (excluding any director that has recused himself or herself) in good faith), (B) is prohibited from serving as an independent director pursuant to any applicable law (including, without limitation, the Exchange Act and the Clayton Antitrust Act of 1914, as amended) or rule or regulation of the Commission or any national securities exchange on which the Company’s Common Stock is listed or admitted to trading, (C) is an employee or director of a Company Competitor or (D) does not irrevocably agree in writing, in a form reasonably acceptable to both the Investor Representative and the Company, subject to applicable law, to immediately resign from the Board in the event that (1) the Investors collectively cease to hold the First Equity Threshold Amount, the Second Equity Threshold Amount or the Lender Threshold Amount, as applicable and such Investor Director subsequently receives written notice from the Investor Representative requesting that such Investor Director resign from the Board, or (2) the conditions specified in Section 2.2(d) shall have occurred (the conditions set forth in sub-sections (A) through (D) collectively, the “Qualification Requirements”). For the avoidance of doubt, as of the date of this Agreement, (i) the First Equity Threshold Amount, the Second Equity Threshold Amount and the Lender Threshold Amount are each satisfied, (ii) the Investors are entitled to appoint a total of three (3) individuals to serve as Investor Directors pursuant to this Section 2.2 and (iii) the initial Investor Directors shall be Michael J. Caliel, Edward J. Stenger and J. Michael Anderson, respectively, each of whom shall be deemed, solely as of the date hereof, to satisfy, and who the Company agrees satisfies, all qualification and other requirements hereunder, including the Qualification Requirement, for the appointment of such person as an Investor Director.

(c) Subject to the other provisions of this Section 2.2, each Investor Director designated by the Investor Representative and elected as a member of the Board shall serve as an Investor Director until the expiration of his or her term of office, and in such case the Investor Representative, acting on behalf of the Investors, may designate a successor Investor Director in accordance with this Section 2.2 upon prompt written notice to the Company at least ninety (90) calendar days prior to the one-year anniversary of the filing of the proxy statement in connection with the annual meeting of the stockholders of the Company immediately preceding the annual meeting for the election of the class of directors in which such Investor Director is placed.

(d) In the event that an Investor Director fails to satisfy sub-sections (B) or (C) of the Qualification Requirements, the Investors agree, promptly upon (and in any event within five (5) Business Days following) receipt of a written request from the Company, to cause such Investor Director who at any given time is disqualified from serving on the Board pursuant to this Section 2.2(d) to resign from the Board effective immediately or to cause such Investor Director to be removed from the Board in accordance with Section 2.2(e).

(e) In the event of (i) the resignation, death or removal (including removal for cause) of any Investor Director from the Board (including pursuant to Section 2.2(d)), (ii) an Investor Director ceasing to be a member of the Board at any time and for any reason or (iii) the creation of a vacancy on the Board as a result of an increase in the size of the Board in compliance with the terms of this Agreement and the Company’s Bylaws, the Investor Representative, acting on behalf of the Investors, shall have the right but not the obligation, such determination to be made in the sole discretion of the Investor Representative and subject to the other provisions of this Section 2.2, to designate in writing a successor Investor Director (or new Investor Director, as applicable) to the Board to fill the resulting vacancy on the Board, subject to the Qualification Requirements. In the event that the Investor Representative chooses not to designate in writing an Investor Director to fill any such resulting vacancy on the Board in accordance with the terms and conditions herein, the resulting vacancy shall remain until the Investor Representative designates a successor Investor Director in accordance with this Section 2.2.

(f) Subject to the Company’s Bylaws and Section 2.2(a) and Section 2.2(e) of this Agreement, the parties hereto agree that the size of the Board may be increased or decreased as determined by the Board.

Section 2.3 Governance Obligations. The Investors shall cause each Investor Director to provide to the Company, prior to nomination and appointment and on an on-going basis while serving as a member of the Board, such information and materials, including completed director and officer questionnaires, as the Company routinely receives from other non-executive members of the Board or as is required to be disclosed in proxy statements under applicable law, rule or regulation or as is otherwise reasonably requested by the Company from time to time from all non-executive members of the Board in connection with the governance, legal, regulatory, auditor or national securities exchange requirements of the Company. Each Investor Director shall be subject to all codes of conduct and policies generally applicable to non-executive members of the Board (including, without limitation, the Board Confidentiality Policy), provided that such Investor Director shall not be subject to any code of conduct or other confidentiality policies that are more onerous on such Investor Director than those imposed on each other non-executive member of the Board.

Section 2.4 Reimbursement of Expenses. The Company shall reimburse each Investor Director and the Board Observer for all reasonable and documented out-of-pocket expenses incurred in connection with such Investor Director’s or such Board Observer’s participation in the meetings of the Board, including all reasonable and documented travel, lodging and meal expenses, consistent with the Company’s expense reimbursement policies that apply to other non-executive directors serving on the Board. The Company shall pay all reasonable and documented expenses (including reasonable and documented legal fees and expenses for one principal counsel for the Investors and, as applicable, additional local or regulatory counsel) of the Investors in connection with entry into this Agreement and any amendments or modifications hereof, and the Investors’ enforcement and protection of their rights hereunder.

Section 2.5 D&O Insurance; Compensation. Without limiting the rights of the Investor Directors under the Certificate of Incorporation and Bylaws of the Company as in effect from time to time and under applicable law, each Investor Director shall be covered as an insured by the Company’s directors’ and officers’ indemnity insurance coverage on customary terms that are at least as favorable to the Investor Directors as the terms of the coverage for other non-executive directors, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it indemnifies and provides insurance for the non-executive directors of the Board. An Investor Director shall be entitled to any cash or equity compensation and/or indemnification (including by entry into any indemnification agreement) available to the other non-executive directors of the Board. Each Investor Director shall be an express third-party beneficiary of this Section 2.5.

ARTICLE III

TERMINATION

Section 3.1 Termination. This Agreement shall terminate upon the earlier of (a) the date on which the Investors collectively cease to hold each of the First Equity Threshold Amount and the Lender Threshold Amount and (b) written agreement of the parties hereto to terminate this Agreement; provided, however, that the termination of this Agreement shall not relieve any party hereto with respect to any liability for breach of this Agreement prior to such termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notices. Any notice or other communication provided for or permitted to be given pursuant to this Agreement by a party hereto to any other party hereto must be in writing and is duly given (a) one (1) Business Day after being deposited with a nationally recognized overnight delivery service company that tracks deliveries, addressed to such other party, with overnight service guaranteed, all charges paid and proof of receipt requested, (b) when delivered in person to such other party or (c) when sent via email, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such email is sent after 5:00 p.m., New York time on a business day, such notice will be deemed received on the next business day. In each case the notice or communication should be addressed as follows:

(a)	If to the Investors:

Corre Partners Management, LLC

12 East 49th Street, 40th Floor

New York, NY 10017

Attention: John Barrett; Tom Radionov

E-mail: operations@correpartners.com; john@correpartners.com;

tom.radionov@correpartners.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Brian Lennon

E-mail: blennon@willkie.com

(b)	If to the Company:

Team, Inc.

13131 Dairy Ashford Rd., Suite 600

Sugar Land, TX 77478

Attention: Butch Bouchard

Email: butch.bouchard@teaminc.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main St.

Houston, TX 77002

Attention: Christopher T. Greco; Matthew R. Pacey; Bryan D. Flannery

Email: christopher.greco@kirkland.com; matt.pacey@kirkland.com; bryan.flannery@kirkland.com

Section 4.2 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) with respect to any Proceeding, and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or the Investors at their addresses referred to in Section 4.1; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c)

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.3 Assignment; Entire Agreement; Amendments; Waivers. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that an Investor may assign any of its rights hereunder to any of its Affiliates. Any attempted assignment in violation of this Agreement shall be void ab initio. This Agreement and the A&R Credit Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior understandings, whether written or oral, between the Company and the Investors with respect to the contents hereof, including, without limitation, (i) paragraphs 1, 2 and 3 of the Commitment Letter and (ii) Section 5.1 of the Subscription Agreement, in each case along with any related definitions elsewhere in such documents that solely apply to such paragraphs or Sections. This Agreement may not be amended or modified, in whole or in part, except by a written instrument executed by the Company and the Investor Representative expressly so amending, or modifying this Agreement or any part hereof. Any agreement on the part of any party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party hereto. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 4.4 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach and without the necessity to post any bond or other security in connection with any such order or injunction, this being in addition to any other remedy to which any party hereto is entitled to at law or in equity.

Section 4.5 Non-Recourse. Each party hereto agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and no claims of any nature whatsoever arising under or relating to this Agreement shall be asserted against any individual, entity or other person other than the parties hereto, and no individual, entity or other person that is not a party hereto shall have any liability arising out of or relating to this Agreement.

Section 4.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other individual, entity or other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that (a) the Investor Representative may assert and enforce any rights conferred by this Agreement upon the Corre Holders (or their successors and permitted assigns) on their behalf, (b) each Investor Director shall be an express third-party beneficiary of Section 2.5 of this Agreement and (c) any individual, entity or other person other than the parties hereto shall be an express third-party beneficiary of Section 4.5.

Section 4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by e-mail or other electronic transmission (including “.pdf” or “.tif” format) shall be as effective as delivery of an original executed counterpart of this Agreement.

Section 4.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.9 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

TEAM, INC.

/s/ André C. Bouchard
Name:	André C. Bouchard
Title:	Executive Vice President, Administration, Chief Legal Officer and Secretary

[Signature Page – Board Rights Agreement]

CORRE PARTNERS MANAGEMENT, LLC

/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

CORRE HORIZON FUND, LP

/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

CORRE HORIZON II FUND, LP

/s/ John Barrett
Name:	John Barrett
Title:	Authorized Signatory

[Signature Page – Board Rights Agreement]